Exhibit 10.01

AGREEMENT

This Agreement (the “Agreement”) is made and entered into as of May 7, 2014 between Virco Mfg. Corporation, a Delaware corporation (the “Company”) and                     (“Resigning Director”).

A. Resigning Director has tendered his resignation as a member of the Board of Directors of the Company (the “Board”) effective May 7, 2014.

B. In connection with such resignation, the Company desires to provide Resigning Director with continuing coverage under the Company’s D&O policy for the period he was a member of the Board to the extent available on the terms set forth herein

NOW, THEREFORE, the parties agree as follows:

1. For a period of five (5) years from the date hereof (the “Term”), to the extent that the Company maintains an insurance policy or policies providing liability insurance for directors and officers of the Company, Resigning Director shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available under such policy or policies.

2. During the Term, the Company will use commercially reasonable best efforts to maintain its existing liability insurance policy for directors and officers or a similar policy or policies with substantially the same coverage and limits as the existing liability policy; provided, however, the Company shall not be required to maintain such insurance at premiums in excess of 125% of the aggregate annual amount paid by the Company for the last annual premium year prior to the date hereof.

3. This Agreement shall be governed and construed and enforced in accordance with the internal laws of the State of Delaware without reference to any conflict of law or choice of law principles of such state that might apply the law of another jurisdiction.

4. No modification to any provision contained in this Agreement shall be binding upon any party unless made in writing and signed by both parties.

5. If any provision of this Agreement is held to be unenforceable for any reason, the remaining parts of the Agreement shall remain in full force and effect.

6. Each party has fully considered this Agreement. Each party acknowledges that no agreements other than as set forth in this Agreement have been made to induce this Agreement.

7. In the event that either party should bring any action to enforce any term of this Agreement, the party who does not prevail in any such action shall pay all the reasonable attorneys’ fees and costs incurred by the other party because of the action.

8. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

ACCEPTED AND AGREED TO:

“Company”

Virco Mfg. Corporation, a Delaware corporation

By:		Date: May 7, 2014
Name:	Robert A. Virtue
Title:	Chairman and Chief Executive Officer

“Resigning Director”

[Typed Name]

Date: May 7, 2014